Jefferson Capital Group, Ltd.
                              1 James Center
                           901 East Cary Street
                         Richmond, Virginia  23219




As of October 11, 1994

LIVE Entertainment Inc.
15400 Sherman Way
Suite 500
Van Nuys, California  91406

Attention:     Michael J. White
          Executive Vice President

Dear Mr. White:

          This letter confirms our understanding that LIVE Entertainment Inc. (which together with any of its subsidiaries is hereinafter referred to as the "Company") has engaged Jefferson Capital Group, Ltd. ("JCG") to act as its financial advisor (together with such other financial advisors as the Company may retain from time to time) on an exclusive basis for a period of twelve (12) months commencing upon your acceptance of this agreement, with respect to the Company's efforts to obtain from a majority of the holders of the Company's $40 million of Increasing Rate Secured Senior Subordinated Notes due 1999 (the "Subordinated Notes") a consent to amend the Indenture for the Subordinated Notes to remove therefrom the minimum net worth requirement contained in
Section 4.23 thereof (the "Consent").

          In connection with our engagement, we propose to undertake certain services on your behalf including, to the extent requested by you: identifying the holders of the Subordinated Notes (the "Existing Holders"), advising on the form and amount of consideration to be offered to the Existing Holders in order to obtain the Consent, assisting in drafting a solicitation statement for obtaining the Consent, and advising the Company on its negotiations with Existing Holders to obtain the Consent.

          As compensation for the services to be provided by JCG hereunder, the Company agrees to pay to JCG: (i) $100,000, payable promptly upon execution of this agreement; (ii) $100,000 upon the one month anniversary of the execution of this agreement; and (iii) upon request from JCG from time to time, to reimburse JCG promptly for its reasonable out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by JCG pursuant to its engagement hereunder. The amounts payable pursuant to the terms of the immediately preceding sentence shall be due and payable whether or not the Consent is obtained. As JCG will be acting on your behalf, the Company agrees to indemnify JCG as set forth in
Schedule I hereto.

          The Company shall make available to JCG all information concerning its business and operations which JCG reasonably requests and any other information relating to the Consent prepared by the Company or any of its other advisors. JCG shall be entitled to rely upon all information supplied to it by the Company or its advisors and shall not in any respect be responsible for the adequacy or completeness of, or have any obligation to verify, the same or to conduct any appraisal of any of the Company's assets.
To the extent consistent with legal requirements, all information given to JCG by the Company, unless publicly available or otherwise available to JCG without restriction or breach of any confidentiality agreement, will be held by JCG in confidence and will not be disclosed to anyone without the Company's prior written approval or used for any purposes other than those referred to in this agreement.

          This agreement may be terminated by either the Company or JCG upon receipt of written notice to that effect by the other party, provided that such termination shall not affect JCG's right to receive the compensation and expense reimbursement set forth above. The indemnity provisions contained in Schedule I hereto will also remain operative and in full force and effect regardless of any such termination.

          This letter agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

          This letter agreement shall be binding upon and inure to the benefit of the Company, JCG and their respective successors and assigns.

          After reviewing this letter, please confirm that the foregoing is in accordance with your understanding by signing and returning to me the duplicate of this letter attached hereto, whereupon it shall be our binding agreement.

Very truly yours,                       Accepted and agreed to as
of
                                   this 11th day of October, 1994

JEFFERSON CAPITAL GROUP, LTD.      LIVE ENTERTAINMENT INC.




By:                                                    By:

     R. Timothy O'Donnell                    Michael J. White
     President                          Executive Vice President

                                 SCHEDULE I

     LIVE Entertainment Inc. (the "Company") will indemnify and hold harmless Jefferson Capital Group, Ltd. ("JCG"), its affiliates and its parent and its affiliates, the respective directors, officers, agents and employees of JCG, its affiliates and its parent and its affiliates (collectively, the "JCG Group") from and against any claims, actions, proceedings, investigations, demands, liabilities, damages, judgments, assessments, losses and costs, including fees and expenses, arising out of or in connection with any investigation or the services rendered by JCG under this agreement, and will reimburse the JCG Group for all such fees and expenses including the reasonable fees of counsel as they are incurred by the JCG Group in connection with pending or threatened litigation whether or not the JCG Group is a party. The Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses that are determined by final judgment of a court of competent jurisdiction to result primarily from the JCG Group's gross negligence, wilful misconduct or bad faith. The Company also agrees that the JCG Group shall have no liability for claims, liabilities, damages, losses or expenses, including legal fees, incurred by the Company unless they are determined by final judgment of a court of competent jurisdiction to result primarily from the JCG Group's gross negligence, wilful misconduct or bad faith.

     In the event that the foregoing indemnity is unavailable to the JCG Group, then the Company shall contribute to amounts paid or payable by the JCG Group with respect of such losses, claims, damages, cost, judgments, fines, liabilities or amounts paid in settlement in the proportion that the Company's interest bears to the JCG Group's interest in the matters contemplated by this agreement (if the JCG Group's engagement concerns an acquisition, divestiture or financing, the Company's interest shall be deemed to be an amount equal to the proposed or actual consideration to be paid or received by the Company and the JCG Group's interest shall be deemed to be an amount equal to the fees actually paid to it in connection with such engagement). If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, or otherwise, then the Company shall contribute to such amount paid or payable by it in such proportion as is appropriate to reflect not only such relative interests but also the relative fault of the Company on the one hand and the JCG Group on the other hand in connection with the matters as to which such losses, claims, damages, costs, judgments, fines, liabilities or amounts paid in settlement relate and other equitable considerations.

     In case any action shall be brought against the JCG Group with respect to which indemnity may be sought against the Company under this agreement, the JCG Group shall promptly notify the Company in writing and the Company shall, if requested by the JCG Group, assume the defense thereof, including the employment of counsel and payment of all fees and expenses related thereto. The JCG Group shall have the right to employ separate counsel in such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the JCG Group, unless: (i) the Company has failed to assume the defense and employ counsel, or (ii) the named parties to any such action (including any impleaded parties) include the JCG Group and the Company, and the JCG Group shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Company; provided, however, that the Company shall not in such event be responsible hereunder for the fees and expenses of more than one such firm of separate counsel, in addition to any local counsel. The Company shall not be liable for any settlement of any such action effected without the written consent of the Company, and the Company agrees to indemnify and hold harmless the JCG Group from and against any loss or liability by reason of settlement of any action effected with the consent of the Company.